EXHIBIT 12
                    BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                   For the
                     Six
                   Months       Year Ended December 31,
                    Ended
                  June 30,
                    1995      1994     1993     1992     1991     1990
1. Earnings

(a) Income
from continuing
operations before  $2,189.9 $4,068.8 $2,318.2 $3,353.6 $3,086.1 $3,179.4
deductions for
taxes and
interest

(b) Portion of
rental expense
representative of      47.1    100.4   103.4     104.1     92.5     94.0
interest factor

(c) Equity in
losses from less-
than-50% owned
investments
(accounted for         69.6     78.9    45.4      23.4      ---      ---
under the equity
method of
accounting)

(d) Excess of
earnings over
distributions of
less-than-50%-
owned investments
(accounted for       (39.7)   (53.1)  (37.4)     (15.4)     ---      ---
under the equity
mehtod of
accounting)

     TOTAL        $2,266.9 $4,195.0 $2,429.6  $3,465.7 $3,178.6  $3,273.4


2. Fixed Charges

   (a) Interest     $367.4   $685.8   $712.3    $761.3   $824.6   $796.0


   (b) Portion of
rental expense
representative of
interest factor       47.1    100.4    103.4     104.1     92.5    94.0

     TOTAL          $414.5   $786.2   $815.7    $865.4   $917.1  $890.0


   Ratio (1
divided by 2)         5.47     5.34     2.98      4.00     3.47    3.68